EXHIBIT 99.2
Proxy-CIC Bancshares, Inc.
SPECIAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors of CIC Bancshares, Inc.
The undersigned hereby appoints Kevin W. Ahern and James L. Basey, or either of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Special Meeting of Shareholders of CIC Bancshares, Inc. to be held at The Denver Athletic Club, 1325 Glenarm Place, Continental Room, Denver, Colorado 80204 on February 4, 2016 at 4:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated on the reverse side, all shares of 7% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B (for purposes of voting as a class), of CIC Bancshares, Inc. held of record by the undersigned on December 8, 2015 and which the undersigned would be entitled to vote if present in person at such Special Meeting, hereby revoking all previously granted proxies. As a holder of shares of 7% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B, you are entitled to vote with respect to the below proposal both together with other holders of shares of 7% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B as a class, and together with holders of shares of Common Stock of CIC Bancshares, Inc. (for which you have received a separate proxy). In order to cast both votes, you must complete and return both proxies with which you have been provided.
This proxy may be revoked by filing a subsequently dated proxy or by notifying the Secretary of CIC Bancshares, Inc. of your decision to revoke this proxy, either in person at the Special Meeting or in writing.
This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given with respect to the proposal, this proxy will be voted FOR the proposal.
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

1.	To approve and adopt the Merger Agreement dated October 22, among Heartland Financial USA, Inc., CIC Bancshares, Inc. and Kevin W. Ahern, as Securityholders’ Representative.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.
Authorized Signatures Sign Here This section must be completed for your instructions to be executed.
Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all joint tenants must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Date (mm/dd/yyyy) ☐☐/☐☐/☐☐☐☐	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box